Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES
REPORTS FOURTH QUARTER AND 2009 RESULTS
San Francisco, CA, March 23, 2010 — AMERICAN SHARED HOSPITAL SERVICES — (NYSE AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the fourth quarter and 2009.
Fourth Quarter Results
For the three months ended December 31, 2009, revenue decreased to $4,092,000 compared to $4,740,000 for the fourth quarter of 2008, but increased sequentially from $3,926,000 reported for the third quarter of 2009. Pre-tax income was $159,000 and the net loss for the fourth quarter of 2009 was $137,000, or ($0.03) per share. This compares to net income of $83,000, or $0.02 per diluted share, for the fourth quarter of 2008, and to net income of $17,000, or $0.00 per share, for the third quarter of 2009. Income tax expense was $296,000 primarily due to disproportionately high income tax expense relating to our profitable operating subsidiary.
The total number of Gamma Knife® procedures performed during this year’s fourth quarter decreased 1% versus prior year, but increased 5% sequentially. The decrease in revenue also reflected a shift in volume toward centers with relatively lower payment rates per procedure compared to the fourth quarter of 2008.
Selling and administrative expenses increased in the quarter versus prior year, primarily to support the Company’s international growth initiatives. This effort culminated in the signing in February 2010 of the Company’s first international radiosurgery contract, a six-year agreement with the Peruvian Air Force (“FAP”) to supply Gamma Knife services at Hospital Central FAP in Lima, Peru.
Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $2,175,000 for the fourth quarter and $8,535,000 for 2009, compared to EBITDA of $2,513,000 for the fourth quarter of 2008 and $9,811,000 for the year as a whole.
At December 31, 2009, AMS reported cash, cash equivalents and certificates of deposit of $9,833,000. This compares to cash and cash equivalents of $10,286,000 at December 31, 2008. Shareholders’ equity at December 31, 2009 was $22,755,000, or $4.95 per outstanding share. This compares to shareholders’ equity at December 31, 2008 of $22,938,000, or $4.87 per outstanding share.
The Company repurchased 119,000 of its common shares during 2009 for an average purchase price of $2.28 per share. The number of common shares outstanding at December 31, 2009 was 4,595,070 compared to 4,712,183 at December 31, 2008.
2009 Results
For the twelve months ended December 31, 2009, revenue decreased to $16,768,000 compared to $19,099,000 for 2008. Pre-tax income was $59,000 and the net loss for 2009 was $188,000, or ($0.04) per share, which included transaction costs of $342,000. This compares to net income for 2008 of $477,000, or $0.10 per diluted share.
As previously disclosed, in 2009 the Company engaged in discussions concerning the possible sale of its 81% interest in GKF, the operating subsidiary for the Company’s Gamma Knife business. These discussions were terminated on May 28, 2009. Under applicable accounting rules, the Company is required to expense the legal, accounting, investment banking and other costs incurred for these activities, which are classified separately as transaction costs.
Discussion and Analysis
Chairman and Chief Executive Officer Ernest A. Bates, M.D. announced today that he was pleased to announce three exciting new directions for the company.
“The first is the resurgence of the Gamma Knife business, a result of the introduction of the new Perfexion Gamma Knife unit. We are installing two new Perfexion units this year and have plans to purchase five (5) additional Perfexion systems over the next two years. Treatment expansion should be aided by recently published articles from the University of Texas M.D. Anderson Cancer Center and the Karolinska University Hospital in Sweden that have stated the advantages of the Gamma Knife for treatment of certain metastatic brain tumor patients (180,000 per year) over linear accelerator based whole brain radiation treatment.
The second new direction is the stretching of our business model across international borders with the recently announced contract in Peru and two contracts in final negotiation stages in Brazil and the United Kingdom. The international sales staff has also initiated talks in Mexico and India.
The third exciting new direction involves the company’s investment in Still River Systems, Inc., the manufacturer of a compact proton beam system that is a cost-effective, disruptive new technology. Still River has an order backlog of over $200 million. Also, Joe Jachinowski was recently appointed Chief Executive Officer of Still River Systems. Mr. Jachinowski is one of the most successful entrepreneurs in America and was previously the co-founder and CEO of IMPAC Medical Systems. Still River now has three sites under construction at Barnes-Jewish Hospital in St. Louis, MO, Robert Wood Johnson University Hospital in New Brunswick, NJ and Oklahoma University Medical Center in Oklahoma City, OK. I am anticipating FDA approval in December of 2011.”
Dr. Bates continued, “Even as we place additional Gamma Knife, Perfexion and related systems, we remain focused on building our position in proton beam radiation therapy (PBRT), the next great growth opportunity in radiation oncology. We recently engaged Siebert Brandford Shank & Co. LLC, one of the nation’s leading underwriters of public debt, to act as placement agent in connection with the debt financing of single and two room PBRT treatment centers that AMS is developing in San Francisco, New York City, Boston, Orlando and Long Beach, California. We have many additional PBRT projects in various stages of development, so this is a giant step toward bringing our ambitious PBRT development program to fruition.”
Earnings Conference Call
American Shared has scheduled a conference call at 1:00 p.m. PDT (4:00 p.m. EDT) today. To participate in the live call, dial (800) 531-4216 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-8996, pass code 26627810#.
About AMS
American Shared Hospital Services (www.ashs.com) provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife® radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept. Through its preferred stock investment in Still River Systems, AMS also plans to complement these services with the Monarch 250TM PBRT system, which has not yet been approved by the FDA.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Quarterly Report on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 and the definitive Proxy Statement for the Annual Meeting of Shareholders held on May 28, 2009.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES
Selected Financial Data
(unaudited)

	Summary of Operations Data
	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue	$4,092,000	$4,740,000	$16,768,000	$19,099,000
Costs of revenue	2,203,000	2,814,000	9,781,000	10,877,000

Gross margin	1,889,000	1,926,000	6,987,000	8,222,000
Selling & administrative expense	1,058,000	971,000	3,928,000	4,323,000
Transaction costs	—	—	342,000	—
Interest expense	538,000	604,000	2,064,000	2,437,000

Operating income	293,000	351,000	653,000	1,462,000
Interest & other income	44,000	81,000	60,000	404,000

Income before income taxes	337,000	432,000	713,000	1,866,000
Income tax expense	296,000	156,000	247,000	534,000

Net income	41,000	276,000	466,000	1,332,000
Less: Net income attributable to non-controlling interest	(178,000)	(193,000)	(654,000)	(855,000)

Net (loss) income attributable to American Shared Hospital Services	(137,000)	83,000	(188,000)	477,000

(Loss) earnings per common share:
Basic	$(0.03)	$0.02	$(0.04)	$0.10

Assuming dilution	$(0.03)	$0.02	$(0.04)	$0.10

	Balance Sheet Data
	December 31,
	2009	2008
Cash and cash equivalents	$833,000	$10,286,000
Certificate of deposit	$9,000,000	$—
Current assets	$14,474,000	$15,462,000
Investment in preferred stock	$2,617,000	$2,617,000
Total assets	$60,621,000	$62,196,000

Current liabilities	$7,977,000	$15,667,000
Shareholders’ equity	$22,755,000	$22,938,000